Free Writing Prospectus pursuant to Rule 433 dated September 9, 2020

Registration Statement No. 333-239610

Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due
OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be March 23, 2022) is based on the performance of the iShares® MSCI Emerging Markets ETF (ETF) as measured from the trade date (expected to be September 18, 2020) to and including the determination date (expected to be March 18, 2022).
The return on your notes is linked to the performance of the ETF, and not to that of the MSCI Emerging Markets Index (index) on which the ETF is based. The ETF follows a strategy of "representative sampling", which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.

If the final ETF level on the determination date is greater than the initial ETF level (set on the trade date and may be higher or lower than the closing level of the ETF on that date), the return on your notes will be positive and will equal 1.5 times the ETF return, subject to the maximum settlement amount of at least $1,147 for each $1,000 face amount of your notes (set on the trade date).

If the final ETF level declines by up to 10% from the initial ETF level, you will receive the face amount of your notes. If the final ETF level declines by more than 10% from the initial ETF level, the return on your notes will be negative and will equal the ETF return plus 10%. You could lose a significant portion of the face amount of your notes.

You should read the included preliminary pricing supplement dated September 9, 2020, which we refer to herein as the included preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the iShares® MSCI Emerging Markets ETF (current Bloomberg symbol: “EEM UP Equity”)
Trade date:	expected to be September 18, 2020
Settlement date:	expected to be September 23, 2020
Determination date:	expected to be March 18, 2022
Stated maturity date:	expected to be March 23, 2022
Initial underlier level:	to be determined on the trade date and may be higher or lower than the closing level of the ETF on that date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Cap level:	at least 109.8% of the initial underlier level
Maximum settlement amount:	at least $1,147
Participation rate:	150%
Payment amount at maturity (for each $1,000 face amount of your notes)

●if the ETF return is positive (the final ETF level is greater than the initial ETF level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the ETF return, subject to the maximum settlement amount;

●if the ETF return is zero or negative but not below -10% (the final ETF level is equal to the initial ETF level or is less than the initial ETF level, but not by more than 10%), $1,000; or

●if the ETF return is negative and is below -10% (the final ETF level is less than the initial ETF level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the ETF return plus 10% times (b) $1,000.

CUSIP/ISIN:	40057CVN8 / US40057CVN81

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be less than the $1,000 face amount of your notes.  See the included preliminary pricing supplement for a further discussion of the estimated value of your notes.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the included preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Hypothetical Payment Amount at Maturity

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	114.700%
185.000%	114.700%
160.000%	114.700%
109.800%	114.700%
107.000%	110.500%
104.000%	106.000%
102.000%	103.000%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the included preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 11, general terms supplement no. 8,671 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 11, general terms supplement no. 8,671 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 11, general terms supplement no. 8,671 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

Preliminary pricing supplement dated September 9, 2020

General terms supplement no. 8,671 dated July 1, 2020

Underlier supplement no. 11 dated August 20, 2020

Prospectus supplement dated July 1, 2020

Prospectus dated July 1, 2020

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the included preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,671, accompanying underlier supplement no. 11, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671, “Additional Risk Factors Specific to the Notes” in the accompanying underlier supplement no. 11, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪	You May Lose a Substantial Portion of Your Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	The Policies of the Underlier’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of The Underlying Index, MSCI, Could Affect the Amount Payable on Your Notes and Their Market Value
▪	There Are Risks Associated with The Underlier
▪	The Underlier and the Underlying Index are Different and the Performance of the Underlier May Not Correlate with the Performance of the Underlying Index
▪	Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
▪	Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or the Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪	Your Notes May Be Subject to the Constructive Ownership Rules
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,671:

▪	If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪	Other Investors in the Notes May Not Have the Same Interests as You
▪

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the included preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Past Performance is No Guide to Future Performance
▪	Your Notes May Not Have an Active Trading Market
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪

The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier to Which Your Notes are Linked, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Notes and Their Market Value

▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 11:

▪

Except to the Extent The Goldman Sachs Group, Inc. is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between The Underlier Stock Issuers or Any Underlier Sponsor And Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our debt securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s preferred resolution strategy could increase the losses incurred by holders of our debt securities

The following preliminary pricing supplement is included as part of this free writing prospectus.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the included preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.